Yahyn

Yahyn is the only direct-to-consumer wine marketplace offering instant access to wineries, on-demand sommelier services, and precise AI wine recommendations based on a "Y-Score" defined by a user's unique palate.


YAHYN

Invest

$140.12 minimum investment

Deadline February 14, 2022
in 8 days

Share Price
$70.06

Total Raised
$37,902

Valuation
$10,015,217

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch > Updates Discussion

INTRODUCTION

The three-tiered system prevents wineries from selling directly to consumers, increasing wine prices and gouging sales returns. Yahyn bypasses that by allowing the global wine community to buy directly from vineyards and wine producers, cutting out the middleman.

Yahyn's BTC marketplace also integrates seamlessly with vineyard and wine producer's current inventory systems to display their catalog of wines for our community. This business model means that vineyards can sell to a larger audience with a much higher margin and consumers can find a far broader selection that is on average +20% cheaper per bottle.

PROBLEM

Consumers are faced with endless wine choices (vintage, type, region, etc.), inaccurate recommendations, and wildly different prices. This creates an environment where most wine drinkers just decide on a bottle of wine by the looks of it and not by the taste. Yahyn simplifies and guides our community with AI science to make personalized recommendations on every bottle of wine.

For vineyards, the current three-tiered system is costly, with razor-thin margins and high-volume requirements. Since each state has varying regulatory hurdles, wine selections tend to be identical in stores. Yahyn changes this dynamic by providing wine producers with the ability to sell their products to anyone through Yahyn's online sales platform. Our platform makes it extremely easy for wine producers to sell online directly to consumers.

"The sheer number of vintages available on the market today can be both a wine-lover's dream and also their worst nightmare. Thankfully, the up-and-coming venture capital-funded tech company Yahyn is committed to taking the guesswork out of wine shopping and giving users curated wine experiences that pair perfectly with their individual lifestyles and food choices."

Boston, United States
December 11, 2019 /MarketersMedia/

—
SOLUTION

Yahyn's Wine-Tech disrupts $100b industry

Yahyn is disrupting the way wine is purchased, distributed, and consumed. For consumers, you can now purchase from the world's largest inventory of wine with Amazon-like convenience and have it shipped right to your door.

For sellers, Yahyn provides a quick and simple way to legally sell wine that is fully compliant and integrated into an ecommerce experience: Think Amazon (when it sold only books), if it were built specifically for the heavily regulated wine industry. Yahyn's platform serves as an inexpensive line of distribution that most sellers would not have access to on their own.

In today's regulatory environment, many sellers simply do not have the expertise, time, or funding to understand the nuances of shipping wine throughout the fifty states; Yahyn has worked with its legal team to codify these rules into our technology so that buyers are only able to see producers and distributors who are able to sell to them under each state's law. Tax collection, reporting, remittance, compliant shipping logistics, age verification, and payment processing are all handled by Yahyn's proprietary technology.

match


IT'S A MATCH!
Y
98%



BUSINESS MODEL

Yahyn brings retailers, distributors, and producers onto our platform via an API connection directly into their inventory management system. We then upload that inventory to our platform under that merchant's profile. When a customer makes a purchase, Yahyn processes the transaction, takes a platform fee of 12% from the Seller and a 2% fee from the Buyer, and notifies the Seller(s) of the sale.

We plan to generate additional revenue through a variety of listing enhancements offered to sellers to provide better visibility for their listings.

Upon completion of the transaction, both the Buyer and the Seller are able to rate and review their counterparty in an open and transparent review/honor tracking system.

Onboarding fees do apply to certain vineyards under specific conditions. This is mainly for foreigen wine producers looking to sell within the US.

business-model


1
User lands on homepage
2
User chats with Yahyn Sommeliers
2
User takes AI Palate Survey
3
User adds to cart
4
Transaction processed through platform
5
Vendors pull, pack and ship.
6
Community builds trust with a review process
7
User receives order, creating a happy loyal customer!

TIMELINE

timeline


YAHYN
Q3/19
OCTOBER
Founder writes initial investment check of $250,000
Q4/19
OCTOBER
Evolution Ventures joins pre-seed round with an investment of $500,000
NOVEMBER
Referral Landing Page launches.
DECEMBER
Tod Nestor, and Pam Hamlin join the Yahyn Board.
Q1/20
JANUARY
Chris Bridges joins the Yahyn Board
Initial Vineyard Outreach
FEBRUARY
Engineering begins build of platforms MVP
MARCH
Collected first 2,000 emails from referral landing page
Q2/20
APRIL
Yahyn MVP Launched
Onboarded first 5 vineyards
Hired outside UX team for testing
MAY
Platform integrations: CRM, Avalara, Shipstation.
JUNE
Started Digital Advertising
Added support to our Finance Team
Q3/20
JULY
Launched Yahyn's Crowdfunding Round
Integrated 2 large retail partners
AUGUST
Hired VP of Business Development
Hired Project Manager
SEPTEMBER
First Launch
CAC - $293
Q4/20
OCTOBER
Onboarded additional 20 Vineyards
Started Vineyard Onboarding Queue
NOVEMBER
Launched Somm Chat
Hired Data Scientist
Added Apple Pay/ PayPal
DECEMBER
Filtered Audiences for better leads
Greater than $30,000 MRR
CAC - $235
Q1/21
JANUARY
Launched Y-Score
Released V2 of Homepage
Featured in Forbes
FEBRUARY
Added 30 new vineyards to the queue
Surpassed 10,000 SKUs
Community surpassed 7,500 people
MARCH
Rob Weiss and Schuyler Hoverstein joined team as Strategic Advisors
Launched NFT program
CAC -$162
Q2/21
APRIL
Launched first NFT
Started Google Advertising
Listed on Wine-Searcher
MAY
Featured on Wine-Searcher
Broke $100,000 MRR
Hired 2 additional Biz Dev Reps
Hired additional Customer Service Rep
JUNE
Launched Corporate Gifting Program
Launched Promo Codes
Community Reach exceeds 1 Million
CAC - $44.50

MARKET

A total addressable market of close to **$100B** in 2019 in just the US alone and growing significantly year over year[1]. Due to COVID-19, the wine DTC market grew 350% in 2020 and continues to accelerate in 2021.

The vast majority of brick & mortar retail stores and distributors have ZERO online presence. There is no true "Shopify" or "Kayak" style platform for the wine market and only one which allows a limited offering of 3rd party sellers. As a result:

- Most sales for premium wines and alcohols are generally either through local, brick & mortar shops with limited supply or online through only a handful of major e-commerce retailers.
- Online sales for premium alcohol is currently growing at a 5 year compound rate of 11.6%, versus in store purchase growth for the same period of 2.7% as consumers move towards more digital transactions.
- 78% of wines are purchased based on the label and name. With thousands of brands, consumer confusion is common.
- Consumers of premium wines are typically a highly retargetable market base as demonstrated by significant brand loyalty in the luxury space.

[1] Statista, 2019 Market Reports (Wine & Whiskey), Forbes 2018 Report

COMPETITIVE LANDSCAPE

competition


COMPETITIVE LANDSCAPE
E-COMMERCE
Yahyn
Wine.com
WineLibrary
Vivino
TotalWine
Drizly
DTC
3-TIER


Winc
Firstleaf
WSJ Club
SUBSCRIPTION

Currently, the online wine sales space is dominated by a couple major e-commerce merchants such as Wine.com, Winelibrary.com; otherwise, independent producers and distributors struggle for online market access.

There is only one significant, direct competitor (Vivino.com) who recently updated their platform to offer sales from a very limited seller base alongside their review platform.

Yahyn is a "vineyard-first" company that focuses on increasing their sales to a vastly larger digital audience. For users, they are able to purchase wines that they otherwise would not have access to. Due to the built-in efficiencies of our model, our users save ~5% - 30% per bottle. The by-product of the DTC model is that the carbon footprint per bottle is far lower. Our software is also different because ours is designed to be user friendly, functional, and mimic the benefits of having a wine expert in your pocket.

Yahyn's goal is to find each user their perfect bottle of wine for every occasion. We do that with:

- Sommelier chat services that help you find exactly what you're looking for. Each user has an on-demand expert to ask questions.
- Utilizing Yahyn's sensory science AI to award each user with a custom "Y-Score". This is expressed by a number that delegates all recommendations given to a wine enthusiast across Yahyn's website.

ask-our-sommelier

Let us help you discover the perfect wine

ASK OUR SOMMELIER

Our Sommelier is standing by to help you find the perfect wine.

palate-survey

YAHYN

Palate Survey


We're excited to help you discover your new favorite wines!
We'll ask you a brief series of questions to understand your unique palate preferences so we can match you with the wines you'll love.
Begin
Powered By
tastry

PROGRESS

Sales are high! Cheers to that!

Our development team has created the most advanced platform in the wine space. Yahyn is custom built with our in-house development team. Since going live on September 1, 2020, the platform has exceeded our expectations and we roll out new features and enhancements weekly. Most recently, we crossed $100k MRR.

The technical engine and business model are **proven**, with successful sales and daily transactions across the platform. The next step is to build up to **SCALE**.

Currently, we have strong relationships with industry leaders like BevMax, Star Wines, All Star Wines, and an extensive list of vineyards and a massive queue ready to onboard. This makes Yahyn the single largest wine store in the world.

Partnerships include Outshinery, Worth Ave Yachts, Wine Direct, Studio Beverage Group

Users:

- Reduced customer acquisition costs by more than 60% over the last 6 months. Our conversion rate of 5% is nearly triple the industry average
- Current CAC of $44.50 dropping 15% m/m
- Membership acquisition was $1.56 Dec 1st **Now $0.54 (66% reduction in cost)**
- Marketing costs on a per user basis continue to trend downward, growth remains robust at +35% MoM growth
- Rapidly growing community size of 400,000+

iOS App Development: Yahyn is on schedule to launch our app Q4 2021. We are working on an innovative app that creates the "network effect". We tap into two primal consumer behaviors; wine is the most shared product in human history & gamification of competing. This provides tremendous value to users while also the potential for generating exponential user growth.

DEAL HIGHLIGHTS

- Highly experienced founding team
- $1,600,000+ raised from private investors
- Community reach of over 400,000
  > Growing at nearly 23.1% M/M
- 50+ merchants currently selling, 10k+ SKUs available
  > 3 month Goal: 200 merchants, 20k+ SKUs online
  >
  > Makes us the globe's largest online retailer
- $100B TAM in just the US alone[2]
- Wine is the fastest growing category for online alcohol sales. +350% in the last 18 months alone
- Due to COVID-19, the cost of customer acquisition for "Merchants" (vineyards & retailers) has dropped to zero due to a seismic shift in how the vineyards approach sales and distribution. A sudden shift away from stores and tasting rooms and a rush to digital has put Yahyn in an amazing position.
- Yahyn currently has 1700 Merchants in the queue
- Hired 4 Business Development team members including 1st international hire
- Yahyn iOS App Q4 2021

[2] Statista, 2019 Market Reports (Wine & Whiskey), Forbes 2018 Report

PRESS

- How This DTC Wine Platform Is Engaging Sommeliers And Educating Consumers to Revolutionize The Way We Buy Wine - Forbes
- NFTs Join the Fight Against Wine Fraud - Wine-Searcher
- Mixing old-world taste and new-world tech, digital wine sommelier Yahyn prepares for its debut - NY Headline
- Yahyn is at the Helm of Wine Experiences with Worth Avenue Yachts Partnership - Yahoo Finance
- Yahyn Wine ecommerce startup launches first NFT wine allocation - Unlock
- Yahyn Partners with Sensory Science Company, Tastry - Business Wire

TEAM

The Yahyn team is a group of unique and diverse entrepreneurs and professionals that not only have had multiple exits but have also had to learn through trial and error. Between our deep operational experience and history of scaling businesses, we are well prepared to scale Yahyn. With experts in multiple fields, our team has a burning desire to be successful.



Pierre Rogers
Founder & CEO

Youngest SVP at Columbia Management (Asset Management arm Bank of America) before airlifting sales and distribution team to Prudential Asset Manager. Rogers is a serial entrepreneur, having started and/or sat as a board advisor on 4 previous companies with Head of Business Development, Intermediary Distribution, and Alternative Asset manager prior to founding PuroTrader.



Joshua Leavitt
Co-founder & CFO

Leavitt is a serial entrepreneur who most recently served as SVP of finance and operations in the development of Alumni Ventures Groups back end systems, facilitating its hyper growth phase. Previously he served as a lead auditor and tax accountant for Rowley and Associates, a mid-market corporate CPA firm and Corporate Analyst for Performance Sports Group.



Stu Bossom

VP of Business Development

With over 20 years of experience in the wine business, Stu leads Yahyn's business efforts. After a successful career with internet advertising giant DoubleClick, Bossom went to work in the wine industry. He initially joined a leading South American importing company, spending the next eight years learning all he could about wine and the highly regulated import and distribution process involved in bringing a product to market. He then branched out to form his own importing company, bringing South American and European wines to the U.S., later venturing into the spirits market. Wine is not just a part of Bossom's career, it is his passion. He avidly collects wines from all over the world, with a focus on California, Burgundy, and Northern Rhone. He otherwise enjoys sports, and most of all spending time with his family and two Weimaraners.



Robert Bousquet

Chief Technology Officer

Bousquet was the lead developer behind SaaS company Appfolio.com, now a publicly traded company. Robert developed Procore, a project management software company founded in 2003. Procore had revenues of $289.2 million, and 1.3 million users in 2019. Senior Developer for Lookout.com, with a $1B+ valuation, Lookout is deployed on over 180 million mobile devices. With 155 patents and analysis of over 100 million mobile applications. He was the first employee at Groupsite.com.

—

ADVISORS AND INVESTORS



Jonathan Cooper

Cooper is our principal investor, serial entrepreneur with 20+ years of experience. Most recently, he was the Founder and CEO of Ebbu, LLC having completed a successful exit through the acquisition of Ebbu by Canopy Growth Corporation.



Tod Nestor

Nestor is the former CFO at Bacardi who integrated the acquisition of Grey Goose Vodka. Senior Treasury Analyst and Finance Manager PepsiCo. Former CFO of Fairway Market large scale Grocery chain.



Pam Hamlin

Hamlin is currently the President of York Creative Collective, where she leads the strategy and operations of York Creative Collective. Former Global CEO of Arnold Global Network. Prior to Arnold, Pam was the Managing Partner and Director of Client Services at Leonard/Monahan. She currently serves on the boards of the Cambridge Trust Company, Netra, Inc. and the Massachusetts Women's Forum.



Chris “Ludacris” Bridges

Rapper/Entertainer

Ludacris is the founder of his own record label, “Disturbing the Peace”, an imprint 3distorted by Def Jam Recordings. He is the co-owner of Conjure Cognac liquor. Owner of “Chicken N Beer” restaurant in Atlanta. Founder and creator of Karma's World.



Schuyler Hoverstein

Strategic Advisor

President at Dynamic Ticketing Partners and Chief Revenue Officer at LiveXLive, a publicly-traded global digital media company dedicated to music and live entertainment. He holds advisory roles at MilkMoney, SevenRooms, Nightout, and other startups. Schuyler stated that Yahyn's platform is "simply a better way to serve the consumer with their purchase journey, and I look forward to helping Yahyn become the leader in this massive space!"



Rob Weiss

Strategic Advisor

Weiss is a television and film producer, screenwriter, actor, and director who is best known for his film adaptations of Entourage, American Psycho, Ballers and Amongst Friends. Rob brings deep entertainment insights and knowledge in successfully growing a lifestyle brand, having partnered with Davidoff to launch signature cigar line, BG Meyer Cigar Co.

USE OF PROCEEDS

If the offering's maximum amount of $301,258 is raised:

Use	Value	% of Proceeds
Marketing	$199,289	66.2%
Engineering	$60,000	19.9%
Back end infrastructure	$27,207	9.0%
Intermediary fees	$14,762	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Puro Trader, Inc., doing business as Yahyn. This offering must raise at least $10,000 by February 14, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Yahyn may issue additional securities to raise up to $301,258, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

147,252 shares
× $70.06 per share
$10,316,475 implied valuation

PITCH DECK

Yahyn


YAHYN™
DISCOVER THE PERFECT WINE FOR YOU.

FINANCIALS

Yahyn's official name is Puro Trader, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C-AR on August 31, 2021

Form C on August 31, 2021

Form C/A on October 22, 2021

Form C/A on October 29, 2021

Form C/A on November 1, 2021

Form C/A on November 19, 2021

Form C/A on January 12, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Instagram
- Pinterest

UPDATES

Jan 12, 2022	Filed Form C/A
Nov 19, 2021	Filed Form C/A
Nov 1, 2021	Filed Form C/A
Oct 29, 2021	Filed Form C/A
Oct 22, 2021	Hello Everyone! We wanted to share this great...
Oct 22, 2021	Filed Form C/A
Sep 20, 2021	Neil Patel from Angels and Entrepreneurs makes...
Aug 31, 2021	Primary offering of 4,300 shares at $70.06
Aug 31, 2021	Filed Form C
Aug 31, 2021	Filed Form C-AR
Jan 30, 2021	Primary offering finalized, selling 12,030 shares
Feb 28, 2020	Primary offering of 24,109 shares at $44.38

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more